Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS METASTAT, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

METASTAT, INC.

Original Issue Discount Promissory Note

U.S. $_______	Issuance Date: [________], 2016
No.: 2016-2-_____	Maturity Date: [________], 2016

FOR VALUE RECEIVED, MetaStat, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of _______________ or any permitted holder of this Original Issue Discount Promissory Note (the “Payee”), at the principal office of the Payee set forth herein, or at such other place as the Payee may designate in writing to the Company, the principal sum of ____________ Dollars  ($________) (the “OID Principal Balance”), in such currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this Original Issue Discount Promissory Note (this “Note”). This Note has been entered into pursuant to the terms of a OID Note Purchase Agreement (the “Purchase Agreement”) dated as of February 12, 2016 by and among the Payee, the Company and certain holders of other Original Issue Discount Promissory Notes (the “Other Notes”) for an aggregate Purchase Price of up to $1,000,000. Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Purchase Agreement.

1.           OID Principal Balance, Original Issue Discount, Rank and Prepayment.

(a)           The Company shall repay the OID Principal Balance then outstanding under this Note on [the date that is six (6) months following the issuance date of this Note] (the “Maturity Date”).

(b)           The Company acknowledges and agrees that this Note has been issued at an original issue discount and that the OID Principal Balance equals 120% of the Purchase Price on the Closing Date. No regularly scheduled interest payments shall be made on this Note.

(c)           This Note shall rank, with respect to payment, i) pari passu with the existing promissory note in the principal amount of $1.2 million issued on July 31, 2015 (the “Existing Promissory Note”) and any Other Notes issued pursuant to the Purchase Agreement, and ii) senior to all other existing and future indebtedness of the Company except as otherwise required by applicable law.

(d)           At the Company’s sole option, the Company may prepay all or a portion of the outstanding OID Principal Balance in cash at any time prior to the Maturity Date without penalty or premium.   Notwithstanding the OID Principal Balance set forth on the cover page of this Note, in the event this Note is prepaid in full by the Company on or before the date that is ninety (90) days following the date of this Note, the prepayment amount shall be equal to 110% of the Purchase Price.  In the event this Note is prepaid by the Company following such ninety (90) day period, the prepayment amount shall be equal to the OID Principal Balance set forth on the cover page of this Note.

2.           Voluntary Exchange of Principal and Interest upon Qualified Financing. Subject to the terms and conditions of this Section 2 and provided this Note remains outstanding, the Payee shall have the right, at the Payee’s option, to exchange (the “Voluntary Exchange”) the OID Principal Balance into such number of fully paid and non-assessable securities (shares and warrants) to be issued in the Qualified Offering (as defined below). With respect to determining to exercise the Voluntary Exchange, the Company and/or the Company’s investment banker(s) shall communicate and provide notice of the timing, pricing and closing of the Qualified Offering to the Payee in the same manner as all other investors in the Qualified Offering. Upon effectuating such Voluntary Exchange, the Payee shall be deemed to be a purchaser in the Qualified Offering and shall be granted all rights afforded to an investor in the Qualified Offering. For purposes of this Note, “Qualified Offering” shall mean one or a series of offerings of equity or equity-linked securities following the date of this Note, resulting in aggregate gross proceeds of at least $2,000,000 to the Company.

3.           Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

4.           Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)           the Company shall fail to make the payment of any principal amount outstanding on the date such payment shall become due and payable hereunder; or

(b)           any material breach by the Company of any representations or warranties made by the Company in the Purchase Agreement, failure to make any required filings with the Commission; or

(c)           the holder of any indebtedness of the Company shall accelerate any payment of any amount or amounts of principal or interest on any such indebtedness (the “Indebtedness”) (other than with respect to this Note and notes of like tenor) prior to its stated maturity or payment date, the aggregate principal amount of which Indebtedness is in excess of $500,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within fifteen (15) business days of such acceleration; or

(d)           A judgment or judgments for the payment of money shall be rendered against the Company for an amount in excess of $500,000 in the aggregate (net of any applicable insurance coverage) for all such judgments that shall remain unpaid for a period of sixty (60) consecutive days or more after its entry or issue or that shall not be discharged, released, dismissed, stayed or bonded (due to an appeal or otherwise) within the sixty (60) consecutive day period after its entry or issue; or

(e)           the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code, as amended (the “Bankruptcy Code”) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, or (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic); or

(f)           a proceeding or case shall be commenced in respect of the Company without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of forty-five (45) consecutive days.

Notwithstanding the foregoing to the contrary, each of the Events of Default described in this Section 4 shall be subject to a cure period of ten (10) business days following the date of such Event of Default.

5.           Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing, subject to the cure periods provided above, the Payee of this Note may at any time at its option, (a) declare, by providing the Company with not less than ten (10) business days’ prior written notice, the this Note is due and payable in an amount equal to 125% of the OID Principal Balance (the “Default Principal Balance”), and upon the Company’s receipt of such notice, the same shall be accelerated and so due and payable; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 4(f), without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company, the Default Principal Balance and accrued and unpaid default interest hereunder shall be immediately due and payable, and (ii) Sections 4(a) through (e), the Payee may exercise or otherwise enforce any one or more of the Payee’s rights, powers, privileges, remedies and interests under this Note or applicable law.  In addition, upon an Event of Default, and to the extent permitted by applicable law, the Company will pay additional interest to the Payee at the rate of twelve percent (12%) per annum on the Default Principal Balance from the date of the Event of Default until the earlier of (a) the date such Event of Default is cured, (b) the Maturity Date or the date this Note is repaid. Such interest shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty-five (365) days.

6.           No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the right of the Payee.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.  Notwithstanding anything to the contrary contained in this Note, Payee agrees that its rights and remedies hereunder are limited to receipt of cash or shares of the Company’s common stock in the amounts described herein.

7.           Replacement.  Upon receipt of a duly executed and notarized written statement from the Payee with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

8.           Parties in Interest; Transferability.  This Note shall be binding upon the Company and its successors and assigns and the terms hereof shall inure to the benefit of the Payee and its successors and permitted assigns. This Note may not be transferred or sold, pledged, hypothecated or otherwise granted as security by the Payee without the prior written consent of the Company, which consent will not be unreasonably withheld.

9.           Amendments.  This Note may not be modified or amended in any manner except in writing executed by the Company and the and the holders holding a majority of the then outstanding OID Principal Balance of the Notes issued pursuant to the Purchase Agreement.

10.         Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or email; or (c) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or in the event of notice by email, a record of such email containing the time, date, recipient email address number and an image of such email, or (c) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (a), (b) or (c) above, respectively. The address for such notices and communications shall be as set forth below.

Address of the Payee:	____________________
____________________
____________________
____________________
Attention: ____________________
Tel. No.: ____________________
Fax No.: ____________________
Email: ____________________

Address of the Company:                                  MetaStat, Inc.
27 Drydock Ave., 2nd Floor
Boston, MA 02110
Attention: Chief Executive Officer
Tel. No.: (617) 531-6500
Fax No.: (617) 482-3337
Email: dhamilton@metastat.com or
dschneiderman@metastat.com

11.           Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

12.           Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

13.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable and material harm to the Payee and that the remedy at law for any such breach may be inadequate.  Therefore the Company agrees that, in the event of any such breach or threatened breach, the Payee may be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach.

14.           Failure or Delay Not Waiver.  No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.           Enforcement Expenses.  The Company agrees to pay all reasonable costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

16.           Binding Effect.  The obligations of the Company and the Payee set forth herein shall be binding upon the successors and permitted assigns of each such party.

17.           Compliance with Securities Laws.  The Payee acknowledges and agrees that this Note is being  acquired solely for the Payee’s own account and not as a nominee for any other party, and for investment purposes only and not with a view to the resale or distribution of any part thereof, and that the Payee shall not offer, sell or otherwise dispose of this Note other than in compliance with applicable federal and state laws.  The Payee understands that this Note constitutes “restricted securities” under applicable federal and state securities laws and that such securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Payee represents and warrants to the Company that the Payee is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.  This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS METASTAT, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

18.           Severability.  The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.

19.           Consent to Jurisdiction.  Each of the Company and the Payee (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Company and the Payee consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in 12 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 19 shall affect or limit any right to serve process in any other manner permitted by applicable law.

20.           Waivers.  No delay or omission on the part of the Payee in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Payee, nor shall any waiver by the Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

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IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

METASTAT, INC.

By:
Name: Douglas A. Hamilton
Title: President and CEO